      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2000

                                                       REGISTRATION NO. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                             BROOKS AUTOMATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   Delaware                                  04-3040660
       (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NUMBER)

       15 ELIZABETH DRIVE, CHELMSFORD, MASSACHUSETTS 01824 (978) 262-2400 (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                               ROBERT J. THERRIEN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BROOKS AUTOMATION, INC.
                               15 ELIZABETH DRIVE,
                         CHELMSFORD, MASSACHUSETTS 01824
                                 (978) 262-2400
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 ---------------

                                   COPIES TO:

                           David H. Murphree, Esquire
                         Brown, Rudnick, Freed & Gesmer
                              One Financial Center
                                Boston, MA 02111
                                 (617) 856-8200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                           ---------------------------

                         Calculation of Registration Fee

----------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of         Amount of Shares    Proposed Maximum Offering     Proposed Maximum Aggregate   Registration Fee (1)
Securities to be Registered    to be Registered    Price per Share (1)           Offering Price (1)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par            599,903                $43.75                       $26,245,756.25                $6,928.88
value
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Stock Market on July 28, 2000, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS PROHIBITED.

                                                           Subject to Completion
                                                             Dated July 31, 2000

                             BROOKS AUTOMATION, INC.

                                  Common Stock

                                 599,903 SHARES

                           ---------------------------

     The selling stockholders are selling all of the shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of these shares.

     Our common stock is traded on the Nasdaq Market under the symbol "BRKS." The last reported sales price of our common stock on the Nasdaq National Market on July 28, 2000 was $45.50 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4.

     The selling stockholders may offer the common stock through public or private transactions, at prevailing market prices, or at privately negotiated prices.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     This prospectus is dated ______, 2000.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................3
RISK FACTORS.............................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................11
USE OF PROCEEDS.........................................................12
SELLING STOCKHOLDERS....................................................12
PLAN OF DISTRIBUTION....................................................14
LEGAL MATTERS...........................................................14
EXPERTS.................................................................14
WHERE YOU CAN FIND MORE INFORMATION.....................................15

                                 ---------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 ---------------

                               PROSPECTUS SUMMARY

     This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial data, related notes and the information we have incorporated by reference before making an investment decision.

                                  ABOUT BROOKS

     We are a leading supplier of integrated tool and factory automation solutions for the global semiconductor and related industries. Our automation solutions are designed to optimize equipment and factory productivity. These solutions include tool automation modules, complete semiconductor wafer handling systems and automation software and integration services. We sell our tool automation products principally to manufacturers of process equipment used in semiconductor fabrication facilities, or fabs, including Lam Research, Novellus Systems and ULVAC. We sell our factory automation products principally to semiconductor manufacturers including Philips Electronics, STMicroelectronics and Samsung Electronics. We also sell our products to data storage and flat panel display manufacturers.

     We are a Delaware corporation. Our principal offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is
(978) 262-2400. Our corporate website is www.brooks.com. The information on our website is not incorporated by reference in this prospectus.

                                  THE OFFERING

     The selling stockholders may offer and sell up to 599,903 shares of our common stock under this prospectus. The selling stockholders obtained the shares offered by this prospectus in connection with our acquisitions of:

-    Auto-Soft Corporation and AutoSimulations, Inc. in December 1999;

-    Irvine Optical Company LLC in May 2000; and

-    substantially all the assets of Mitex Solutions, Inc. in June 2000.

We are registering the shares pursuant to agreements between us and the selling stockholders.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

                        RISKS RELATING TO OUR OPERATIONS

     The Cyclical Demand of Semiconductor Manufacturers Affects Our Operating Results. Our business is significantly dependent on capital expenditures by semiconductor manufacturers. The level of semiconductor manufacturers' capital expenditures is dependent on the current and anticipated market demand for semiconductors. Demand for semiconductors is cyclical and has historically experienced periodic downturns. During these downturns, our revenues have dropped, and we have incurred losses. We believe that downturns in the semiconductor manufacturing industry will occur in the future and will result in decreased demand for our products. Despite the addition of our factory automation business in fiscal 1999, our financial results will continue to be dependent on capital expenditures by semiconductor manufacturers. Downturns in the semiconductor business, when fewer new facilities are being built, could harm our financial results as have downturns in the past.

     Our Sales Volume Depends on the Sales Volume of Our Original Equipment Manufacturer Customers. We sell a majority of our tool automation products to original equipment manufacturers who incorporate our products into their equipment. Therefore, our revenues are directly dependent on the ability of these customers to develop and market their equipment in a timely, cost-effective manner.

     We Rely on a Small Number of Customers for a Large Portion of Our Revenues. We receive a significant portion of our revenues in each fiscal period from a limited number of customers. The loss of one or more of these major customers, or a decrease in orders by one or more customers, would adversely affect our business. Sales to our ten largest customers accounted for approximately 52% of total revenues in the six months ended March 31, 2000 and 63% of total revenues in fiscal 1999.

     Delays in Shipment of a Few of Our Large Orders Could Substantially Decrease Our Revenues. Historically, a substantial portion of our quarterly and annual revenues came from sales of a small number of large orders. These orders consist of products with high selling prices compared to our other products. As a result, the timing of the recognition of revenue from one of these large orders can have a significant impact on our total revenues and operating results for a particular period. Our operating results could be harmed if orders for even a small number of large orders are canceled or rescheduled by customers or cannot be filled due to delays in manufacturing, testing, shipping or product acceptance.

     We Have Significant Fixed Costs Which Are Not Easily Reduced if Revenues Fall Below Expectations. Our expense levels are based in part on our future revenue expectations. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. If we do not meet our sales goals we may be unable to rapidly reduce these fixed costs. Our ability to reduce expenses is further constrained because we must continue to invest in research and development to maintain our competitive position to maintain service and support for our existing global customer base. Accordingly, if we suffer an unexpected downturn in revenue, our inability to reduce fixed costs rapidly could increase the adverse impact on our operations.

     Our Lengthy Sales Cycle Requires Us to Incur Significant Expenses With No Assurance That We Will Generate Revenue. Our tool automation products are generally incorporated into original equipment manufacturer equipment at the design stage. To obtain new business from our original equipment manufacturer customers, we must develop products for selection by a potential customer at the design stage. This often requires us to make significant expenditures, without any assurance of success. The original equipment manufacturer's design decisions often precede the generation of volume sales, if any, by a year or more. We also must complete successfully a lengthy evaluation period before we can achieve volume sales of our manufacturing execution system software and process optimization software to our factory automation customers. We cannot guarantee that we will continue to achieve design wins or satisfy evaluations by our factory automation customers of our software. We cannot guarantee that the equipment manufactured by our original equipment manufacturing customers will be commercially successful. If we or our original equipment manufacturing customers fail to develop and introduce new products successfully and in a timely manner, our business and financial results will suffer.

     Our International Business Operations Expose Us to a Number of Difficulties in Coordinating Our Activities Abroad and in Dealing with Multiple Regulatory Environments. Approximately 51% of our total revenues in the six months ended March 31, 2000, and 41% of our total revenues in fiscal 1999, were derived from customers located outside North America. We anticipate that international sales will continue to account for a significant portion of our revenues. Our vendors are located in several different foreign countries. As a result of our international business operations, we are subject to various risks, including:

- difficulties in staffing and managing operations in multiple locations in many countries;

- challenges presented by collecting trade accounts receivable in foreign jurisdictions;

-    possible adverse tax consequences;

-    governmental currency controls;

-    changes in various regulatory requirements;

-    political and economic changes and disruptions; and

-    export/import controls and tariff regulations.

     To support our international customers, we maintain locations in several countries, including Japan, South Korea, Germany, United Kingdom, Malaysia, Taiwan, Singapore and Canada. We cannot guarantee that we will be able to manage these operations effectively. We cannot assure you that our investment in these international operations will enable us to compete successfully in international markets or to meet the service and support needs of our customers, some of whom are located in countries where we have no infrastructure.

     Although our international sales are primarily denominated in U.S. dollars, changes in currency exchange rates can make it more difficult for us to compete with foreign manufacturers on price. If our international sales increase relative to our total revenues, these factors could have a more pronounced effect on our operating results.

     We Must Continually Improve Our Technology to Remain Competitive. Technology changes rapidly in the semiconductor, data storage and flat panel display manufacturing industries. We believe our success will depend upon our ability to enhance our existing products and to develop and market new products to meet customer needs. We cannot guarantee that we will identify and adjust to changing market conditions or succeed in introducing commercially rewarding products or product enhancements. The success of our product development and introduction depends on a number of factors, including:

-    accurately identifying and defining new products;

-    completing and introducing new product designs in a timely manner;

-    market acceptance of our products and our customers' products; and

-    determining a comprehensive, integrated product strategy.

     We Face Significant Competition Which Could Result in Decreased Demand For Our Products or Services. The markets for our products are intensely competitive and we may not be able to compete successfully. We believe that our primary competition in the tool automation market is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs themselves rather than by purchasing systems or modules from an independent supplier like us. Many of these original equipment manufacturers have substantially greater resources than we do. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. We may not be successful in selling our products to original equipment manufacturers that currently satisfy their wafer or substrate handling needs themselves, regardless of the performance or the price of our products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become our competitors.

     We believe that the primary competitive factors in the end-user semiconductor manufacturer market for factory automation software and process control software are product functionality, price/performance, ease of use, hardware and software platform compatibility, vendor reputation and financial stability. The relative importance of these competitive factors may change over time. We directly compete in this market with various competitors, including Applied Materials-Consilium, PRI-Promis, IBM-Poseidon and numerous small, independent software companies. We also compete with the in-house software staffs of semiconductor manufacturers like NEC. Most of those manufacturers have substantially greater resources than we do.

     We believe that the primary competitive factors in the factory interface market are technical and technological capabilities, reliability, price/performance, ease of integration and global sales and support capability. In this market, we compete directly with Asyst, Fortrend, Kensington and Rorze. Some of these competitors have substantial financial resources and extensive engineering, manufacturing and marketing capabilities.

     We believe our sale of products for the flat panel display process equipment market is heavily dependent upon our penetration of the Japanese market. In addressing the Japanese markets, we may be at a competitive disadvantage to Japanese suppliers that, historically, have been the supplier of choice to these markets.

     Much Of Our Success And Value Lies In Our Ownership And Use Of Intellectual Property And Our Failure To Protect That Property Could Adversely Affect Our Future Growth. Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect our intellectual property. The steps we have taken to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. The laws of certain foreign countries in which our products are or may be developed, manufactured or sold may not fully protect our products or intellectual property rights. This may make the possibility of piracy of our technology and products more likely. We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. We may engage in litigation to:

-    enforce our patents;

-    protect our trade secrets or know-how;

-    defend ourselves against claims we infringe the rights of others; or

- determine the scope and validity of the patents or intellectual property rights of others.

     Any litigation could result in substantial cost to us and divert the attention of our management, which could harm our operating results.

     Our Operations Could Infringe on the Intellectual Property Rights of Others. Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses or alter our products so that they no longer infringe the rights of others. We cannot guarantee that the terms of any licenses we may be required to seek will be reasonable. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of our products.

     Our Business May be Harmed by Infringement Claims of General Signal or Applied Materials. We received notice from General Signal Corporation alleging infringements of its patent rights by certain of our products. The notification advised us that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against us and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents.

Although not verified by us, these five patents would appear to be the patents referred to by General Signal in its prior notice to us. Applied Materials has not contacted us regarding these patents.

     We do not Have Long-Term Contracts with Our Customers and Our Customers May Cease Purchasing Our Products at Any Time. We generally do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:

- our customers can cease purchasing our products at any time without penalty;

-    our customers are free to purchase products from our competitors;

-    we are exposed to competitive price pressure on each order; and

-    our customers are not required to make minimum purchases.

     Year 2000 Readiness; Year 2000 Problems Could Disrupt our Business. Problems associated with the year 2000 may not become apparent until some time after January 2000. We believe that our products and business will not be substantially affected by the year 2000 problem and that we have no significant exposure to liabilities related to the year 2000 problem for the products that we have sold. Although we believe our planning efforts are adequate to address our year 2000 concerns, undetected year 2000 problems may cause us to experience negative consequences or significant costs. We cannot be sure that our suppliers, customers or businesses that we may acquire will not experience similar consequences or costs. Such consequences or costs could adversely affect our business.

                          RISKS RELATING TO OUR GROWTH

     Rapid Growth is Straining Our Operations and Requiring Us to Incur Costs to Upgrade Our Infrastructure. During the last two quarters, we have experienced extremely rapid growth in our operations, the number of our employees, our product offerings and the geographic area of our operations. Our growth places a significant strain on our management, operations and financial systems. Our future operating results will be dependent in part on our ability to continue to implement and improve our operating and financial controls and management information systems. If we fail to manage our growth effectively, our financial condition, results of operations and business could be materially adversely affected.

     Our Operating Results Would be Harmed if One of Our Key Suppliers Fails to Deliver Components for Our Products. We currently procure many of our components on an as needed, purchase order basis. We do not carry significant inventories or have any long-term supply contracts with our vendors. With the recent increased demand for semiconductor manufacturing equipment, our suppliers are facing significant challenges in providing components on a timely basis. Our inability to obtain components in required quantities or of acceptable quality could result in significant delays or reductions in product shipments. This would materially and adversely affect our operating results.

     Our Business Could be Harmed if We Fail to Adequately Integrate the Operations of Our Acquisitions. Our management must devote substantial time and resources to the integration of the operations of our acquired businesses with our business and with each other. If we fail to accomplish this integration efficiently, we may not realize the anticipated benefits of our acquisitions. The process of integrating supply and distribution channels, research and development initiatives, computer and accounting systems and other aspects of the operation of our acquired businesses, presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger entity. We have completed a number of acquisitions in a short period of time. These businesses have operations and personnel located in Asia, Europe and the United States and present a number of additional difficulties of integration, including:

- difficulties in the assimilation of products and designs into integrated solutions;

- difficulties in informing customers, suppliers and distributors of the effects of the acquisitions and integrating them into our overall operations;

- difficulties integrating personnel with disparate business backgrounds and cultures;

-    difficulties in defining and executing a comprehensive product strategy;

-    difficulties in managing geographically remote units;

- difficulties associated with managing the risks of entering markets or types of businesses in which we have limited or no direct experience; and

- difficulties in minimizing the loss of key employees of the acquired businesses.

     If we delay integrating or fail to integrate an acquired business or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management's attention and financial and other resources. Our failure to adequately address these difficulties could harm our business and financial results.

     Our Business May be Harmed by Acquisitions We Complete in the Future. We plan to continue to pursue additional acquisitions of related businesses. Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management's attention and risks associated with unanticipated problems or latent liabilities. If we are successful in pursuing future acquisitions, we will be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our results of operations and be dilutive to our stockholders. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to finance additional acquisitions or that we will realize any anticipated benefits from acquisitions that we complete. Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing business.

     We May not be Able to Recruit and Retain Necessary Personnel Because of Intense Competition for Highly Skilled Personnel. We need to hire and retain substantial numbers of employees with technical backgrounds for both our hardware and software engineering and support staffs. The market for these employees is intensively competitive, and we have occasionally experienced delays in hiring these personnel. Due to the cyclical nature of the demand for our products, we have had to reduce our workforce and then rebuild our workforce as our business has gone through downturns followed by upturns. We currently need to hire a number of highly skilled employees, especially in manufacturing, to meet customer demand. Due to the competitive nature of the labor markets in which we operate, this type of employment cycle increases our risk of not being able to retain and recruit key personnel. Our inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could adversely affect our ability to develop, manufacture, install and support our products.

                       RISKS RELATING TO OUR COMMON STOCK

     Our Operating Results Fluctuate Significantly, Which Could Negatively Impact Our Business and Our Stock Price. Our margins, revenues and other operating results can fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

-    the level of demand for semiconductors in general;

- cycles in the market for semiconductor manufacturing equipment and automation software;

-    the timing and size of orders from our customer base;

- our ability to manufacture, test and deliver products in a timely and cost-effective manner;

-    our success in winning competitions for orders;

- the timing of our new product announcements and releases and those of our competitors;

-    the mix of products sold by us;

-    competitive pricing pressures; and

- the level of automation required in fab extensions, upgrades and new facilities.

     We entered into the factory automation software business in fiscal 1999. We believe a substantial portion of our revenues from this business will be dependent on achieving project milestones. As a result, our revenue from this business will be subject to fluctuations depending upon a number of factors, including whether we can achieve project milestones on a timely basis, if at all, as well as the timing and size of projects.

     The Volatility of Our Stock Price Could Adversely Affect an Investment in Our Stock. The market price of our common stock has fluctuated widely. The market price of our common stock has fluctuated widely. For example, between March 30, 2000 and April 19, 2000, the price of our common stock rose from approximately $58.25 to $85.38 per share. By contrast, between April 20, 2000 and July 27, 2000 the price of our common stock dropped from approximately $83.38 to $46.00 per share. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may not be able to sustain or increase the value of an investment in our common stock. Factors affecting our stock price may include:

-    variations in operating results from quarter to quarter;

- changes in earnings estimates by analysts or our failure to meet analysts' expectations;

-    changes in the market price per share of our public company customers;

-    market conditions in the industry;

-    general economic conditions;

-    low trading volume of our common stock; and

-    the number of firms making a market in our common stock.

     In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like us. These market fluctuations could adversely affect the market price of our common stock.

     Because a Limited Number of Stockholders, Including a Member of our Management Team, Own a Substantial Number of our Shares and are Parties to Voting Agreements, Decisions May be Made by them that are Detrimental to your Interests. By virtue of their stock ownership and voting agreements, Robert J. Therrien, our president and chief executive officer, Jenoptik A.G. and Daifuku American Corporation have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of our directors, amendments to our certificate of incorporation, mergers, sales of assets and other acquisitions or sales. We cannot assure you that these stockholders will not exercise their influence over us in a manner detrimental to your interests. Mr. Therrien holds approximately 5.8% of our common stock, M+W Zander Holding GmbH, a subsidiary of Jenoptik, holds approximately 5.1% of our common stock and Daifuku America Corporation, the U.S. affiliate of Daifuku Co. Ltd. Of Japan, holds approximately 1.7% of our common stock. Collectively, these stockholders hold approximately 12.6% of our outstanding common stock. On September 30, 1999 we entered into a stockholder agreement with Mr. Therrien, M+W and Jenoptik. Under this agreement, until M+W no longer holds all of the shares received from us when we acquired the Infab Division from Jenoptik or until September 30, 2004, whichever occurs first, we agree to nominate a reasonably acceptable Jenoptik designee to our board of directors in each election of our directors. Mr. Therrien agreed to vote all his shares in favor of Jenoptik's nominee. Jenoptik agreed to vote in favor of the other candidates to our board of directors that are nominated by our existing board. Jenoptik also agreed to vote for other matters in the same proportion as the votes cast by the other holders of our common stock. On January 6, 2000, in connection with our acquisition of Auto-Soft Corporation and AutoSimulations, Inc. from Daifuku America Corporation, we entered into a stockholder agreement with Daifuku America Corporation and Daifuku Co., Ltd. Under the stockholder agreement, Daifuku agreed to vote all of its shares of our common stock at each meeting of our stockholders in accordance with the recommendation of our board of directors.

     Provisions of Our Certificate Of Incorporation, Bylaws and Contracts May Discourage Takeover Offers and May Limit The Price Investors Would be Willing to Pay for Our Common Stock. Our certificate of incorporation and bylaws contain provisions that may make an acquisition of us more difficult and discourage changes in our management. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, we have adopted a rights plan. In many potential takeover situations, rights issued under the plan become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock. Because of its possible dilutive effect to a potential acquiror, the rights plan would generally discourage third parties from proposing a merger with or initiating a tender offer for us that is not approved by our board of directors. Accordingly, the rights plan could have an adverse impact on our stockholders who might want to vote in favor of the merger or participate in the tender offer. In addition, shares of our preferred stock may be issued upon terms the board of directors deems appropriate without stockholder approval. Our ability to issue preferred stock in such a manner could enable our board of directors to prevent changes in our management or control.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we have filed with the Securities and Exchange Commission which we have referenced on page 15 contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to statements regarding:

-    market acceptance of new products;

-    competition in the industry;

-    the ability to satisfy demand for our products;

-    exchange rate fluctuations;

-    the availability of debt and equity financing;

-    the development of new competitive technologies;

-    the availability of key components for our products;

-    future acquisitions;

-    the availability of qualified personnel;

-    international, national, regional and local economic and political changes;

-    general economic conditions; and

- trends affecting the semiconductor industry, our financial conditions or results of operations.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

     You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     The selling stockholders include The Peninsula Fund Limited Partnership, a Delaware limited partnership, Ronald A. McIntyre and Christopher G. McIntyre. These selling stockholders acquired their shares of common stock from us in exchange for 100% of the membership and other ownership interests of Irvine Optical Company LLC, a business we acquired in May 2000. We issued these shares pursuant to an exemption from the registration requirements of the Securities Act of 1933. Under the terms of the interests for stock purchase agreement, each of the selling stockholders of Irvine Optical Company LLC was granted registration rights for all their shares of Brooks common stock acquired in the transaction. Under the terms of the transaction, we agreed to file an S-3 registration statement by July 20, 2000, and use commercially reasonable efforts to cause such registration statement to become effective as soon as possible thereafter. The interests for stock purchase agreement also includes certain indemnification arrangements with these selling stockholders. Ronald A. McIntyre became one of our employees following the acquisition.

     The selling stockholders also include Daifuku America Corporation which acquired its shares of common stock from us in exchange for 100% of the shares of Auto-Soft Corporation, Inc. and AutoSimulations, Inc., which we acquired in December, 1999. We issued these shares pursuant to an exemption from the registration requirements of the Securities Act of 1933. Daifuku America Corporation is a party to a registration rights agreement in which we agreed, among other things, to register Daifuku America Corporation's shares of Brooks common stock in the event that we register any of our securities under the Securities Act of 1933. The registration rights agreement contains certain indemnification arrangements with Daifuku America Corporation. We previously registered a portion of the shares owned by Daifuku America Corporation pursuant to a registration statement (File No. 333-30282) filed with the Securities and Exchange Commission.

     The selling stockholders also include Mitex Solutions, Inc. which acquired its shares of common stock from us in exchange for substantially all the assets of Mitex Solutions, Inc., which we acquired in June, 2000. We issued these shares pursuant to an exemption from the registration requirements of the Securities Act of 1933. In connection with the acquisition, we agreed to make royalty payments to Mitex Solutions, Inc. based on satisfaction of financial milestones directly attributable to the acquired business of Mitex Solutions, Inc. The total aggregate royalty payments may not exceed $5,000,000 and are to be made on or before September 30 of each year until September, 2004, with a final royalty payment on June 30, 2005.

     Registration by any of the selling stockholders does not necessarily mean that the selling stockholders will sell any or all of their shares.

     The information with regard to the selling stockholders in the table below is based upon information provided to us by the selling stockholders as of July 12, 2000. The shares listed below represent all of the shares that each selling stockholder currently beneficially owns and the number of shares each of them have indicated he or it plans to offer. Given these indications, the selling stockholders will no longer hold any of our common stock following the offering, assuming they acquire no additional shares before the completion of this offering. Each of the selling stockholders is subject to restrictions on the transfers of shares held by him or it imposed by federal securities laws and by agreements made with us. In addition, the shares held by Daifuku America Corporation are subject to a Shareholder Agreement dated January 6, 2000 in which Daifuku America Corporation agreed to vote all its shares in accordance with the recommendation of our board of directors.

     The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                                                    Shares beneficially
                                  Shares beneficially owned                         owned and ownership
                                  and ownership percentage     Number of shares      percentage after
      Selling stockholder             prior to offering         being  offered          offering
      -------------------         -------------------------    ----------------     -------------------
Daifuku America Corporation...          285,404(1.7%)              285,404                  0
The Peninsula Fund Limited....          176,987(1.0%)(1)           176,987                  0
Partnership...................
Ronald A. McIntyre............          118,823(*)(2)              118,823                  0
Christopher G. McIntyre.......           13,203(*)(3)               13,203                  0
Mitex Solutions, Inc. ........            5,486(*)(4)                5,486                  0

(1) Includes 17,699 shares held in escrow to satisfy indemnification claims we may make in connection with our acquisition of Irvine Optical Company LLC.

(2) Includes 11,882 shares held in escrow to satisfy indemnification claims we may make in connection with our acquisition of Irvine Optical Company LLC.

(3) Includes 1,320 shares held in escrow to satisfy indemnification claims we may make in connection with our acquisition of Irvine Optical Company LLC.

(4) Includes 1,646 shares held in escrow to satisfy indemnification claims we may make in connection with our acquisition of substantially all the assets of Mitex Solutions, Inc.

*Less than one percent.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders. "Selling stockholders" as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares of Brooks common stock at various times in one or more of the following transactions:

-    on one or more exchange;

-    in the over-the-counter market;

- in private transactions other than an exchange or in the over-the-counter market;

-    in connection with short sales of the shares of Brooks common stock;

-    by pledge to secure debts and other obligations;

- in connection with the writing of non-traded and exchange-traded call options,

- in hedge transactions and in settlement of other transactions in standardized

-    or over-the-counter options; or

-    in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated or fixed prices.

     The selling stockholders may use broker-dealers to sell their shares. The selling stockholders may pay broker-dealers compensation in the form of commissions, discounts or concessions in amounts to be negotiated in connection with the sales. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales and any such commissions, discount or concession may be deemed to be underwriting discounts or commissions under the Act.

     We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws. These expenses include registration and qualification fees, legal fees and expenses, and auditing and accounting expenses. The selling stockholders have agreed to bear the selling stockholders' counsel fees or any brokers' commissions or underwriting discounts incurred in connection with the registration of their shares. The selling stockholders may agree to indemnify any broker-dealer, agent or other person that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act of 1933, as amended.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus provided they meet the criteria and conform to the requirements of that Rule.

     There can be no assurance that the selling stockholders will sell any or all of the share of Brooks common stock offered by them hereunder.

                                  LEGAL MATTERS

     The validity of the shares of common stock to be sold in this offering will be passed upon for us by Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Brooks Automation, Inc. for the year ended September 30, 1999 and the audited historical financial statements of Auto-Soft Corporation and AutoSimulations, Inc. included in Item 7(a) of Brooks Automation, Inc.'s Form 8-K/A dated February 14, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their Brooks common stock:

-    Annual Report on Form 10-K for the year ended September 30, 1999;

- Current Reports on Form 8-K and Form 8-K/A filed with the SEC on October 15, 1999, December 14, 1999, January 19, 2000, February 14, 2000, May 19,
     2000 and July 5, 2000;

-    Quarterly Report on form 10-Q for the period ended December 31, 1999;

-    Quarterly Report on Form 10-Q for the period ended March 31, 2000;

- The description of the common stock contained in our Registration Statements on Form 8-A, as filed on January 24, 1995 and August 7, 1997; and

- Proxy Statement for the Annual Meeting of Stockholders held on February 24, 2000.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                             Brooks Automation, Inc.
                               15 Elizabeth Drive
                         Chelmsford, Massachusetts 01824
                          Attention: Investor Relations
                                 (978) 262-2400

     You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee...................................     $ 6,928.88
Nasdaq National Market Listing Fee.....................     $ 5,999.04
Transfer Agent and Registrar Fees......................     $ 1,000.00*
Accounting Fees and Expenses...........................     $10,000.00*
Legal Fees and Expenses................................     $15,000.00*
Miscellaneous..........................................     $ 1,072.08*
  TOTAL                                                     $40,000.00
                                                            ==========
-----------
* Estimated

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article Ninth of the our Certificate of Incorporation eliminates the personal liability of directors ours or our stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.
   Article VII of the our Bylaws provides that we may indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers and employees unless such party has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. We also maintain directors and officers liability insurance.

   ITEM 16. EXHIBITS

EXHIBIT
NUMBER                          TITLE                                                                                     REFERENCE
-------                         -----                                                                                     ---------
2.01          Agreement and Plan of Merger relating to the combination of AutoSimulations, Inc. and Auto-Soft             A*
              Corporation dated January 6, 2000

2.02          Interests for Stock Purchase Agreement Relating to the Acquisition of Irvine Optical Company LLC. by the    Filed
              Registrant dated May 5, 2000, as amended on July 20, 2000.                                                  Herewith

2.03          Stock for Cash Purchase Agreement Relating to the Acquisition of Hanyon Tech. Co., Ltd. by the Registrant   B*

2.04          Assets for Cash Purchase Agreement Relating to the Acquisition of Substantially all the Assets of Domain    C*
              Manufacturing Corporation and its Subsidiary Domain Manufacturing SARL by the Registrant.

2.05          Agreement and Plan of Merger Relating to the Combination of Smart Machines Inc. with the Registrant         D*

2.06          Master Purchase Agreement Relating to the Acquisition of Substantially All of the Assets of the Infab       E*
              Division of Jenoptik by the Registrant.

4.01          Specimen Certificate for shares of the Registrant's common stock.                                           F*

4.02          Description of Capital Stock (contained in the Certificate of Incorporation of the Registrant, filed as     F*
              Exhibit 3.01)

4.03          Registration Rights Agreement dated January 6, 2000.                                                        A*

4.04          Stockholders Agreement by and among the Registrant and Daifuku America Corporation dated January 6, 2000    A*

4.05          Stockholders Agreement by and among the Company, Jenoptik AG, M+W Zander Holding GmbH and Robert J.         E*
              Therrien

5.01          Opinion of Brown, Rudnick, Freed & Gesmer                                                                   Filed
                                                                                                                          herewith
23.01         Consent of PricewaterhouseCoopers LLP                                                                       Filed
                                                                                                                          herewith
23.02         Consent of Brown, Rudnick, Freed & Gesmer (included on Exhibit 5.01)                                        Filed
                                                                                                                          herewith
23.03         Consent of Dr. Ebner, Dr. Stoltz and Partner GmbH                                                           Filed


                                                                                                                          herewith
24.01         Power of Attorney (included on signature page of this Registration Statement)                               Filed
                                                                                                                          herewith

----------

A. Incorporated by reference to our current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.

B. Incorporated by reference to the Company's current report on Form 8-K filed on May 6, 1999.

C. Incorporated by reference to the Company's current report on Form 8-K filed on July 14, 1999.

D. Incorporated by reference to the Company's current report on Form 8-K filed on September 15, 1999 and amended on September 29, 2000.

E. Incorporated by reference to the Company's current report on Form 8-K file on October 15, 1999.

F. Incorporated by reference to the Company's registration statement on Form S-1 (Registration No. 33-87296). The number set forth herein is the number of the Exhibit in said Registration Statement.

* In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

     ITEM 17.  UNDERTAKINGS

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to Item 15 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby further undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 19th day of July, 2000.

                                       BROOKS AUTOMATION, INC.


                                       By: /s/ Robert J. Therrien
                                          ------------------------------------
                                          Robert J. Therrien
                                          Chief Executive Officer and President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. Therrien and Ellen B. Richstone, and each of them, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


SIGNATURE                                            TITLE                                       DATE
---------                                            -----                                       ----

/s/ Robert J. Therrien        Director, Chief Executive Officer and President (Principal     July 19, 2000
----------------------        Executive Officer)
Robert J. Therrien


/s/ Ellen B. Richstone        Senior Vice President Finance and Administration and Chief     July 19, 2000
----------------------        Financial Officer
Ellen B. Richstone            (Principal Financial Officer)


/s/ Steven E. Hebert          Principal Accounting Officer                                   July 19, 2000
--------------------
Steven E. Hebert


/s/ Roger D. Emerick          Director                                                       July 19, 2000
--------------------
Roger D. Emerick


/s/ Amin J. Khoury            Director                                                       July 15, 2000
------------------
Amin J. Khoury


/s/ Juergen Giessmann         Director                                                       July 17, 2000
---------------------
Juergen Giessmann


                                  EXHIBIT INDEX


EXHIBIT
NUMBER                          TITLE                                                                                     REFERENCE
-------                         -----                                                                                     ---------
2.01          Agreement and Plan of Merger relating to the combination of AutoSimulations, Inc. and Auto-Soft             A*
              Corporation dated January 6, 2000

2.02          Interests for Stock Purchase Agreement Relating to the Acquisition of Irvine Optical Company LLC. by the    Filed
              Registrant dated May 5, 2000, as amended                                                                    Herewith

2.03          Stock for Cash Purchase Agreement Relating to the Acquisition of Hanyon Tech. Co., Ltd. by the Registrant   B*

2.04          Assets for Cash Purchase Agreement Relating to the Acquisition of Substantially all the Assets of Domain    C*
              Manufacturing Corporation and its Subsidiary Domain Manufacturing SARL by the Registrant.

2.05          Agreement and Plan of Merger Relating to the Combination of Smart Machines Inc. with the Registrant         D*

2.06          Master Purchase Agreement Relating to the Acquisition of Substantially All of the Assets of the Infab       E*
              Division of Jenoptik by the Registrant.

4.01          Specimen Certificate for shares of the Registrant's common stock.                                           F*

4.02          Description of Capital Stock (contained in the Certificate of Incorporation of the Registrant, filed as     F*
              Exhibit 3.01)

4.03          Registration Rights Agreement dated January 6, 2000.                                                        A*

4.04          Stockholders Agreement by and among the Registrant and Daifuku America Corporation dated January 6, 2000    A*

4.05          Stockholders Agreement by and among the Company, Jenoptik AG, M+W Zander Holding GmbH and Robert J.         E*
              Therrien

5.01          Opinion of Brown, Rudnick, Freed & Gesmer                                                                   Filed
                                                                                                                          herewith

23.01         Consent of PricewaterhouseCoopers LLP                                                                       Filed
                                                                                                                          herewith

23.02         Consent of Brown, Rudnick, Freed & Gesmer (included on Exhibit 5.01)                                        Filed
                                                                                                                          herewith

23.03         Consent of Dr. Ebner, Dr. Stoltz and Partner GmbH                                                           Filed
                                                                                                                          herewith

24.01         Power of Attorney (included on signature page of this Registration Statement)                               Filed
                                                                                                                          herewith

----------

A. Incorporated by reference to our current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.

B. Incorporated by reference to the Company's current report on Form 8-K filed on May 6, 1999.

C. Incorporated by reference to the Company's current report on Form 8-K filed on July 14, 1999.

D. Incorporated by reference to the Company's current report on Form 8-K filed on September 15, 1999 and amended on September 29, 2000.

E. Incorporated by reference to the Company's current report on Form 8-K file on October 15, 1999.

F. Incorporated by reference to the Company's registration statement on Form S-1 (Registration No. 33-87296). The number set forth herein is the number of the Exhibit in said Registration Statement.

* In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.